THE ALGER FUNDS II
111 Fifth Avenue
New York, New York  10003

August 3, 2009

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Attention:  Patricia Williams

Re:	The Alger Funds II
Registration Statement on Form N-1A
(File Nos.: 811-1743, 33-98102)

Ladies and Gentlemen:

At the request of the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”), the undersigned Registrant acknowledges the following:

•                  the Registrant is responsible for the adequacy and accuracy of the disclosure in the filing;

•                  Staff comments or changes to disclosure in response to Staff comments in the filing reviewed by the Staff do not foreclose the Commission from taking any action with respect to the filing; and

•                  the Registrant may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

THE ALGER FUNDS II

By:	/s/ Hal Liebes
	Name:	Hal Liebes
	Title:	Secretary